Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

Devon Energy Reports First-Quarter 2021 Financial and Operational Results

OKLAHOMA CITY – May 4, 2021 – Devon Energy Corp. (NYSE: DVN) today reported financial and operational results for the first-quarter 2021. The company’s first quarter performance includes results from the merger with WPX Energy that was successfully completed on Jan. 7, 2021. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	Board increases fixed-plus-variable dividend payout by 13 percent to $0.34 per share

•	Investment-grade financial strength enhanced with redemption of $743 million of debt year-to-date

•	Devon reiterates its commitment to a disciplined maintenance capital program in 2021

•	First-quarter oil production totaled 268,000 barrels per day, exceeding guidance by 5,000 barrels per day

•	Delaware Basin efficiency gains drove upstream capital expenditures 5 percent below guidance in the quarter

•	Operating cash flow in the first quarter reached $592 million

•	Free cash flow generation, after adjusting for cash restructuring costs, expanded to $260 million in the first quarter

CEO PERSPECTIVE

“Devon is a premier energy company that possesses a powerful suite of assets and a disciplined strategy to maximize value for our shareholders,” said Rick Muncrief, president and CEO. “With this advantaged platform, we delivered on exactly what we promised to do in the first quarter by moderating capital investment, capturing cost synergies and returning significant value to shareholders through higher dividends and the aggressive reduction of debt.”

“With our business scaled to generate free cash flow, a clear differentiator for Devon is the ability to accelerate cash returns to shareholders through our innovative fixed-plus-variable dividend framework,” said Muncrief. “And based on the strength of our first-quarter results, I am proud to announce a 13 percent increase in our total dividend payout to $0.34 per share.

“Looking ahead to the remainder of the year, we are unwavering in our commitment to capital discipline and will remain focused on the strategic objectives that underpin our cash-return business model,” Muncrief added. “Devon has no intention of allocating capital to growth projects until demand-side fundamentals recover and it becomes evident that OPEC+’s spare oil capacity is effectively absorbed by the world markets.”

OPERATING RESULTS

First-quarter oil production averaged 268,000 barrels per day, exceeding guidance by 5,000 barrels per day. This performance was driven by the company’s Delaware Basin asset that accounted for 62 percent of total production. Devon estimates that production in the quarter was reduced by 8 percent due to severe winter weather. Production totals also exclude WPX results prior to the merger close date of Jan. 7, 2021, limiting first-quarter production by an incremental 3 percent.

Upstream capital spending was 5 percent below guidance, totaling $447 million in the first quarter. This positive variance was attributable to efficiency gains and the benefits of enhanced operating scale in the Delaware Basin. Devon’s capital activity averaged 18 operated drilling rigs and six completion crews in the quarter, with approximately 80 percent of this investment allocated to the Delaware Basin.

With capital programs focused on developing higher-margin production opportunities, oil and natural gas liquids volumes reached 74 percent of Devon’s product mix in the quarter. This exposure to higher value production expanded the company’s field-level cash margin to $28.95 per Boe, an 88 percent increase year over year.

Corporate costs also declined during the quarter, driven by general and administrative expenses, which declined 30 percent year over year on a pro forma basis.

ASSET-LEVEL HIGHLIGHTS

Delaware Basin: Oil production averaged 172,000 barrels per day, a 19 percent increase year-over-year on a pro forma basis. The growth in oil production was driven by 52 wells that commenced first production in the quarter across the company’s acreage position. The completed well costs associated with this development activity improved to a record low of $534 per lateral foot in the quarter, representing a 43 percent reduction compared to 2018.

The top operating highlight from the first quarter was Devon’s Danger Noodle project in Lea County, New Mexico. This development project, targeting multiple intervals in the upper Wolfcamp, achieved average 30-day production rates of 5,100 Boe per day per well (66 percent oil). In addition to strong well productivity, returns at Danger Noodle were enhanced by completed well costs that were more than 20 percent below pre-drill expectations.

Another noteworthy event for Devon was the resumption of approvals for federal drilling permits. Since the Department of Interior’s order to temporarily suspend permitting on federal lands lapsed in late March, the company has secured more than 50 approvals for new drilling permits in Southeast New Mexico. In aggregate, Devon possesses approximately 500 federal drilling permits, representing an inventory of 4 years at the current drilling pace. Overall, only 35 percent of Devon’s 400,000 net acres in the Delaware Basin resides on federal lands.

Anadarko Basin: Production averaged 68,000 Boe per day in the quarter. Devon’s operations were headlined by the commencement of a two-rig drilling program funded by a $100 million drilling carry with Dow. With this drilling joint venture, the company spud 8 wells in the liquids-rich core of the play during the quarter and plans to drill up to 30 wells for the full-year 2021.

Williston Basin: Production averaged 61,000 Boe per day, with oil accounting for 72 percent of the product mix. Devon’s operational focus in the quarter was optimizing base production and harvesting free cash flow from this high-margin oil asset. To stabilize production, the company plans to bring online 15 to 20 new wells over the remainder of 2021.

Eagle Ford: Production averaged 30,000 Boe per day. Devon and its partner resumed capital activity in the quarter by running a two-rig drilling program and a completion crew. With this level of activity, the partnership has reestablished operational continuity and plans to bring online approximately 40 wells throughout the remainder of the year.

Powder River Basin: Production averaged 23,000 Boe per day, of which 74 percent was oil. Oil production increased by 6 percent versus the fourth quarter of 2020, resulting from 10 new wells that targeted the Parkman and Turner formations. While capital activity will be limited for the remainder of 2021, Devon’s technical teams will focus on advancing their understanding of the emerging Niobrara oil resource opportunity across the company’s 300,000 net acre position in the oil fairway.

FINANCIAL SUMMARY

Devon reported net earnings of $213 million, or $0.32 per diluted share, in the first quarter of 2021. Adjusting for items analysts typically exclude from estimates, Devon’s core earnings were $298 million or $0.45 per diluted share.

The company’s operating cash flow totaled $592 million in the first quarter, with EBITDAX reaching $959 million. This level of cash flow funded all capital requirements and generated $260 million of free cash flow after adjusting for cash restructuring charges.

Devon exited the first quarter with $1.9 billion of cash and an undrawn credit facility of $3 billion. Year-to-date, the company has made significant progress on its $1.5 billion debt reduction plan by redeeming $743 million of outstanding debt. The next step in the company’s debt reduction plan is to fully retire its callable $500 million 2026 notes in June.

FIRST-QUARTER DIVIDEND DECLARED

In a separate release issued today, Devon announced that its board of directors has declared a fixed-plus-variable dividend of $0.34 per share based on the company’s first quarter financial performance. This represents a 13 percent increase in payout compared to the dividend declared for the fourth quarter of 2020. Both the fixed quarterly dividend of $0.11 per share and the variable dividend of $0.23 per share are payable on Jun. 30, 2021 to shareholders of record at the close of business on Jun. 14, 2021.

2021 OUTLOOK

Devon remains firmly on track to achieve its full-year 2021 capital objectives. The company is committed to its maintenance capital program and has made no modifications to its full-year capital budget or production outlook. Additional details of Devon’s forward-looking guidance for the second-quarter and full-year 2021 are available on the company’s website at www.devonenergy.com.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Devon strives to deliver results that balance economic growth, environmental stewardship, strong governance and social responsibility. For access to Devon’s sustainability report, please visit www.devonenergy.com/sustainability. This report highlights the company’s commitment to operating a responsible, safe and ethical business while providing transparent reporting to all stakeholders.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s detailed earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s first-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on Wednesday, May 5, 2021, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a premier multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	Lisa Adams, 405-228-1732
Chris Carr, 405-228-2496

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-Q filed with the SEC.

FORWARD LOOKING STATEMENTS

This communication includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; risks relating to the COVID-19 pandemic or other future pandemics; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations, including as a result of employee misconduct; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to environmental matters; risks related to regulatory, social and market efforts to address climate change; risks related to our hedging activities; counterparty credit risks; risks relating to our indebtedness; cyberattack risks; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production; the extent to which insurance covers any losses we may experience; competition for assets, materials, people and capital; risks related to investors attempting to effect change; our ability to successfully complete mergers, acquisitions and divestitures; risks related to the recent merger with WPX, including the risk that we may not realize the anticipated benefits of the merger or successfully integrate the two legacy businesses; and any of the other risks and uncertainties discussed in Devon’s 2020 Annual Report on Form 10-K (the “2020 Form 10-K”) or other SEC filings.

The forward-looking statements included in this communication speak only as of the date of this communication, represent current reasonable management’s expectations as of the date of this communication and are subject to the risks and uncertainties identified above as well as those described in the 2020 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2020 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.